Exhibit 99.1

Zayo Group Amends, Extends and Upsizes Revolving Credit Facility

Boulder, Colo. – April 20, 2015 – Zayo Group, LLC (“Zayo” or the “Company”), a subsidiary of Zayo Group Holdings, Inc. (NYSE: ZAYO) and international provider of Bandwidth Infrastructure services, announced today that it has amended, extended and increased its existing revolving credit facility (the “Facility”).

The Facility’s availability has been increased from $250 million to $450 million. The Facility’s maturity was initially extended by 18 months from July 2017 to January 2019. The amendment also includes provisions allowing a further extension to April 2020, subject to certain conditions. In addition to the above modifications, various covenants and limitations have also been amended, reflecting Zayo’s growth in recent years and market conditions.

SunTrust Bank acted as administrative agent on behalf of the lenders in this transaction.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

About Zayo Group

Based in Boulder, Colo., Zayo Group Holdings, Inc. (NYSE: ZAYO) is a publicly traded company that provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a suite of dark fiber, mobile infrastructure, and cloud & connectivity services to wireline and wireless customers, datacenters, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 82,000 route mile network. The company also offers 45 carrier-neutral datacenter facilities across the US and France. Zayo was the first to offer bandwidth shopping and buying in under 2 minutes through Tranzact.

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Crystal Thomas

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720.361.1797

Investor Relations

Stacey Finerman

stacey.finerman@zayo.com

303.414.2545